Exhibit (d)(17)

FEE REDUCTION COMMITMENT

This FEE REDUCTION COMMITMENT is made as of July 25, 2016 by NORTHERN TRUST INVESTMENTS, INC. (“NTI”).

WHEREAS, Northern Institutional Funds (the “Trust”) is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, NTI serves as investment adviser and administrator to the Treasury Portfolio (the “Portfolio”) pursuant to a Management Agreement dated June 30, 2014 (the “Management Agreement”); and

WHEREAS, NTI desires to make a permanent reduction of its contractual fee rate under the Management Agreement for the Portfolio; and

WHEREAS, NTI represents that the quality and quantity of its services under the Management Agreement will not be affected by this commitment and that its obligations under the Management Agreement will remain unchanged in all respects.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, NTI, intending to be legally bound, agrees as follows:

1. Effective on August 1, 2016, NTI reduces permanently its contractual fee rate under the Management Agreement for the Portfolio as follows:

For the services provided and the expenses assumed by the NTI pursuant to the Management Agreement, the Trust will pay to NTI as full compensation therefor, a fee at the following annual rate of the Portfolio’s average net assets, which fee will be computed based on the net assets of the Portfolio on each day and will be paid to NTI monthly:

FUND	ANNUAL FEE RATE

Treasury Portfolio	0.13%

2. Any future amendment to increase or otherwise reinstate the contractual fee rate under the Management Agreement for the Portfolio as in effect prior to the date hereof must be approved by the shareholders of the Portfolio as and to the extent required by the Investment Company Act of 1940.

3. This Fee Reduction Commitment shall be attached to and made a part of the Management Agreement.

4. The Management Agreement shall continue in full force and effect as modified hereby.

IN WITNESS WHEREOF, NTI has caused this instrument to be executed by its officer designated below as of the day and year first above written.

NORTHERN TRUST INVESTMENTS, INC.
By:	/s/ Randal Rein
(Authorized Officer)

ACCEPTED AND AGREED:

NORTHERN INSTITUTIONAL FUNDS

By:	/s/ Lloyd A. Wennlund
Title:	President